Exhibit 99.1

News Release
SC-07040

Media Contacts:

Gary Silcott   Texas Instruments   214-480-2048
Lee Brown   Ramtron  719-481-7213

             Texas Instruments and Ramtron Advance FRAM Technology to
                            130-Nanometer Process

     Ongoing Collaboration Includes Production of World's First 4-Megabit
            Nonvolatile FRAM Featuring the Highest Density Available

DALLAS (March 12, 2007) -- Texas Instruments (TI) (NYSE: TXN) and Ramtron International Corporation (Nasdaq: RMTR), a leading supplier of nonvolatile ferroelectric random access memory (FRAM) and integrated semiconductor products, announced a significant milestone in the development of FRAM technology that has resulted in a commercial manufacturing agreement for FRAM memory products. The agreement provides for the production of Ramtron's FRAM memory products on TI's advanced 130- nanometer (nm) FRAM manufacturing process, including Ramtron's 4-Mb FRAM memory announced concurrently in a separate press release. Ramtron and TI have been working together since August 2001, when the companies entered into a FRAM licensing and development agreement.

"This manufacturing agreement marks a major leap forward in the commercialization of higher-density FRAM products," said Ramtron CEO Bill Staunton. "Ramtron will capitalize on TI's proven, advanced 130-nm process technology and advanced manufacturing capabilities with high-density stand-alone FRAM memories. In addition to a 4-Mb device, we are planning to sample at least one additional product off of the TI line in 2007."

"Our joint collaboration with Ramtron and commercialization of FRAM technology on TI's 130-nm process sets a new standard for the production of high density FRAM devices," said Dr. Ted Moise, director of FRAM development at TI. "Through straightforward additions to our standard 130-nm manufacturing process, we have achieved cost, power, and performance standards that will be difficult for other embedded nonvolatile memory technologies to match."

TI's Advanced FRAM Process
--------------------------

To create the embedded FRAM module, TI added only two additional mask steps to its standard, 130-nm copper-interconnect process. By moving to a 130-nm process, the companies will deliver Ramtron's 4-Mb FRAM memories using the smallest commercial FRAM cells shown-to-date, measuring only 0.71 square micrometers, and enabling a higher memory density than that achieved with SRAM cells. To achieve this cell size, the process features an innovative capacitor-over-plug process that places the nonvolatile capacitor stack directly on top of the W-plug transistor contact.

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FRAM memory combines the fast access and low-power qualities of volatile DRAM with the ability to retain data without power. Other nonvolatile memories such as EEPROM and Flash are less efficient to embed because of multiple mask steps, longer write times, and increased power required to write data. In addition, FRAM's small cell size and minimal mask additions allow FRAM to be produced at a lower cost than SRAM for embedded applications. FRAM also consumes much lower power than MRAM and is already commercially proven in demanding automotive, metering, industrial and computing applications.

"FRAM's fast access time, low power dissipation, small cell size, and affordable manufacturing cost means it is well suited for a wide range of applications," continued Dr. Moise. "Systems requiring low-power, non-volatile memory, fast data protection prior to power-down, or unlimited write endurance will benefit greatly from FRAM's capabilities."

How FRAM Works
--------------

At the core of FRAM technology are tiny ferroelectric crystals integrated into a capacitor that allow FRAM products to operate like fast nonvolatile RAMs. The electric polarization of the ferroelectric crystals is shifted between two stable states by the application of an electric field. The direction of this electric polarization is sensed by internal circuits as either a high or a low logic state. Each orientation is stable and remains in place even after the electric field is removed, preserving the data within the memory without periodic refresh.

TI fabricates planar FRAM cells using a capacitor-on-plug approach to minimize cell area. The ferroelectric capacitor is formed using Iridium electrodes and a thin Lead Zirconate Titanate (PZT) ferroelectric layer.

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About TI
--------

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers' real world signal processing requirements. In addition to Semiconductor, the company includes the Educational Technology business. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web site at www.ti.com.

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About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets worldwide. Ramtron pioneered the integration of ferroelectric materials into semiconductor products, which enabled the development of a new class of nonvolatile memory products called ferroelectric random access memory (FRAM) products. Ramtron has shipped more than 150 million FRAM memory products to customers for use in automotive navigation and entertainment systems, digital electricity meters, multi-function printers, and RAID disk controllers, among others. This represents more than a ten-fold increase in unit volume since 2002. FRAM products merge the advantages of multiple memory technologies into a single device that retains information without a power source, can read and write at high speeds, can be written to many times, and consumes low amounts of power. For more product information, visit http://www.ramtron.com.

Trademarks
----------

All registered trademarks and other trademarks belong to their respective owners.

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